Exhibit 16.1

October 28, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for OceanFirst Financial Corp. and subsidiaries (the Company), and, under the date of March 1, 2021, we reported on the consolidated financial statements of the Company as of December 31, 2020 and 2019 and for the each of years in the three year period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020. On October 25, 2021, we were notified that the Company engaged Deloitte & Touche LLP as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31, 2021, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 25, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b).

Very truly yours,
/s/ KPMG LLP
Short Hills, New Jersey